1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Reports
Fourth-Quarter/Twelve-Month 2007 Results

HIGHLIGHTS

▪
During 2007, McMoRan continued its active deep gas exploration and development program in the shallow waters of the Gulf of Mexico and significantly expanded its scale with a $1.1 billion acquisition of Newfield Exploration Company’s Gulf of Mexico shelf properties in August 2007.

▪	Continued positive results from Flatrock field on OCS 310/Louisiana State Lease 340 at South Marsh Island Block 212 indicate a major discovery:
o	Successful production test at Flatrock No. 1 in October 2007 indicated a gross rate of 75 million cubic feet of natural gas equivalents/day (MMcfe/d), 14 MMcfe/d net to McMoRan.
o	First production from Flatrock No. 1 expected imminently.
o	Flatrock No. 2 encountered 4 pay sands totaling 190 net feet confirmed by wireline logs. Drilling continues below 15,500 feet toward total depth of 18,100 feet to evaluate deeper objectives.
o	Flatrock No. 3 well drilling at 14,900 feet to a total depth of 18,800 feet.
o	Additional wells are being planned in this important exploration area.
▪	Fourth-quarter 2007 production averaged 295 MMcfe/d net to McMoRan.
▪	In November 2007, completed $468 million in equity financings and $300 million in long-term debt financing to repay the $800 million bridge facility used in connection with the Newfield acquisition.
▪	At December 31, 2007, borrowings under Revolving Bank Credit Facility totaled $274 million.
▪	Year-end 2007 proved reserves of oil and gas totaled 363.9 billion cubic feet of natural gas equivalents (Bcfe) based on independent reservoir engineer’s estimates.
OUTLOOK
▪
Average daily production for 2008 expected to approximate 270 MMcfe/d net to McMoRan, including 270 MMcfe/d in first quarter of 2008.  Potential to increase production with further success at Flatrock and other exploration prospects.

▪	Continuing active drilling program on 150,000 acre position in OCS 310/Louisiana State Lease 340 area, including additional wells at Flatrock.
▪	Developing plans to re-enter and deepen the Blackbeard No. 1 exploratory well at South Timbalier Block 168 to evaluate the primary targets.
▪	Continuing to assess potential exploitation and exploration opportunities on acreage acquired in Newfield transaction.
▪	Capital expenditures for 2008 estimated to approximate $225 million.

NEW ORLEANS, LA, January 18, 2008 – McMoRan Exploration Co. (NYSE: MMR) today reported net income of $9.7 million, $0.20 per share, for the fourth quarter of 2007 compared with a net loss of $30.9 million, $1.09 per share, for the fourth quarter of 2006.  For the year ended December 31, 2007, McMoRan reported a net loss of $63.9 million, $1.86 per share, compared with a net loss of $49.3 million, $1.76 per share, for the year ended December 31, 2006.  McMoRan’s twelve-month 2007 financial and operating results include the acquired Newfield properties beginning on the August 6, 2007 close date.

McMoRan's net income from continuing operations for the fourth quarter of 2007 totaled $8.5 million, including a net loss of $15.9 million for non-cash mark-to-market accounting adjustments associated with McMoRan’s oil and gas derivative contracts, $6.8 million in exploration expenses, and $2.0 million of start-up costs associated with Main Pass Energy Hub™ (MPEH™).  McMoRan’s net loss from its continuing operations for the fourth quarter of 2006 totaled $33.3 million, which included $17.0 million of exploration expenses, $33.9 million of impairment losses associated with the West Cameron Block 43 and Eugene Island Block 213 fields, and $2.8 million of start-up costs associated with MPEH™.  McMoRan’s fourth quarter 2006 net loss also included a gain of $11.0 million associated with the formation of an exploration agreement, net of reimbursements for certain rights to our private partner.

SUMMARY FINANCIAL TABLE *

	Fourth Quarter			Twelve Months
	2007		2006	2007	2006
	(In thousands, except per share amounts)
Revenues	$250,870	(a)	$56,247	$481,167 (a)	$209,738
Operating income (loss)	40,410		(30,298)	3,509	(32,567)
Income (loss) from continuing operations	8,510		(33,292)	(63,561)	(44,716)
Income (loss) from discontinued operations	3,777		2,814	3,827	(2,938)
Net income (loss) applicable to common stock	9,667		(30,882)	(63,906)	(49,269)
Diluted net income (loss) per share:
Continuing operations	$0.14		$(1.19)	$(1.97)	$(1.66)
Discontinued operations	0.06		0.10	0.11	(0.10)
Applicable to common stock	$0.20		$(1.09)	$(1.86)	$(1.76)
Diluted average shares outstanding	60,200	(b)	28,307	34,283	27,930

(a)	Revenues for the fourth-quarter and twelve-month periods include $195.4 million and $290.9 million, respectively, from the acquired properties beginning on the August 6, 2007 closing date.

(b)	Reflects issuance of 16.9 million shares on November 7, 2007 and assumed conversion of McMoRan’s 6¾% Mandatory Convertible Preferred Stock. See Note f on page I.

*
If any in-progress well or unproved property is determined to be non-productive prior to the filing of McMoRan’s 2007 Annual Report on Form 10-K, the related costs incurred through December 31, 2007 would be charged to exploration expense in the fourth quarter 2007 financial statements.  McMoRan’s investment in its three unevaluated wells (Mound Point South, Blueberry Hill and JB Mountain Deep) totaled $67.8 million as of December 31, 2007.

James R. Moffett and Richard C. Adkerson, McMoRan’s Co-Chairmen, said:“We are pleased with the recent success of our exploration program and encouraged by the drilling results at the Flatrock field, which continue to indicate a major discovery.  We will pursue aggressively opportunities to further define this high potential area and test additional high impact prospects using our deeper pool exploration model.  We are also very pleased with the production performance of the properties we acquired from Newfield, enabling significant cash flow generation which will allow us to invest in our future growth, further strengthen our balance sheet through debt reduction and build asset values for our shareholders.”

EXPLORATION ACTIVITIES

Since 2004, McMoRan has participated in 17 discoveries on 32 prospects that have been drilled and evaluated, including four announced discoveries in 2007. Three additional prospects are not fully evaluated.

McMoRan is pursuing aggressively the opportunities in the Flatrock area, located on OCS 310 at South Marsh Island Block 212 in approximately 10 feet of water.

The Flatrock No. 2 (“B” location) delineation well, which commenced drilling on October 7, 2007, is located approximately one mile northwest of the Flatrock discovery well.  The well has been drilled to 15,500 feet and wireline logs have indicated four hydrocarbon bearing sands in the Rob-L section approximating 190 net feet over a combined approximate 318 foot gross interval.  The well will be deepened to a proposed total depth of 18,100 feet to evaluate additional targets in the Rob-L and Operc sections.

The Flatrock No. 3 (“D” location) delineation well commenced drilling on November 5, 2007 and has been drilled to 14,900 feet.  The well has a proposed total depth of 18,800 feet and is targeting Rob-L and Operc sands approximately 3,000 feet south of the discovery well.

As previously reported, the Flatrock No. 1 (“A” location) discovery well was drilled to a total depth of 18,400 feet in August 2007.  Wireline and log-while-drilling porosity logs confirmed that the well encountered eight zones totaling 260 net feet of hydrocarbon bearing sands over a combined 637 foot gross interval, including five zones in the Rob-L section and three zones in the Operc section.  A production test was performed in October 2007 in the Operc section and indicated a gross flow rate of approximately 71 million cubic feet of natural gas per day (MMcf/d) and 739 barrels of condensate, approximately 14 MMcfe/d net to McMoRan.  First production from the discovery well is expected to commence imminently using the Tiger Shoal facilities in the immediate area.

McMoRan controls approximately 150,000 gross acres in the Tiger Shoal/Mound Point area (OCS 310/Louisiana State Lease 340).  McMoRan has made several discoveries in this important area, including Flatrock, Hurricane, Hurricane Deep, JB Mountain, and Mound Point.  McMoRan has multiple additional exploration opportunities with significant potential on this large acreage position.  McMoRan has a 25.0 percent working interest and an 18.8 percent net revenue interest in the Flatrock field.  Plains Exploration & Production Company (NYSE: PXP) has a 30.0 percent working interest.

McMoRan is developing plans to re-enter and deepen the Blackbeard No. 1 ultra-deep exploratory well located at South Timbalier Block 168 in 70 feet of water.  The rights to this project, which was previously drilled to 30,067 feet in August 2006 but temporarily abandoned prior to reaching the primary targets, were acquired in the Newfield transaction.  McMoRan holds a 26.8 percent working interest in the Blackbeard prospect and expects drilling operations to commence by mid-year 2008.  McMoRan owns approximately 450,000 gross acres associated with the ultra-deep play in the Gulf of Mexico.

McMoRan currently has rights to 1.5 million gross acres and is continuing to evaluate exploration and exploitation opportunities on the acreage position acquired from Newfield in 2007.

PRODUCTION AND DEVELOPMENT ACTIVITIES

Fourth-quarter 2007 production averaged 295 MMcfe/d net to McMoRan compared with 73 MMcfe/d in the fourth quarter of 2006. McMoRan’s fourth-quarter 2007 sales volumes included 19.6 Bcf of gas and 1,248,700 barrels of oil and condensate compared to 4.1 Bcf of gas and 437,000 barrels of oil and condensate in the fourth quarter of 2006.  During the fourth quarter of 2007, McMoRan performed successful recompletions on a number of wells within its existing production portfolio, including the Lombardi A-1 well at Vermillion Block 196 and the Liberty Canal well onshore Vermillion Parish, LA.  In December 2007, the Liberty Canal well averaged a gross rate of approximately 33.0 MMcfe/d, 9.1 MMcfe/d net to McMoRan.

Average daily production for 2008 is expected to approximate 270 MMcfe/day net to McMoRan, including 270 MMcfe/day in the first quarter of 2008.  Production could increase with further success at Flatrock and other exploration prospects.  During the first quarter of 2008, first production is expected to commence at the Flatrock No. 1 and Hurricane Deep wells.  Production is expected to commence at the Cottonwood Point discovery located at Vermilion Block 31 in the second quarter of 2008.  During the fourth quarter of 2007, the operator performed a successful production test on the Cottonwood Point well, which indicated a gross flow rate of approximately 15 MMcf/d and 960 barrels of condensate per day, 2.3 MMcf/d net to McMoRan, on a 24/64th choke with flowing tubing pressure of 6,600 pounds per square inch.

REVENUES

McMoRan’s fourth-quarter 2007 oil and gas revenues totaled $247.9 million, compared to $53.2 million during the fourth quarter of 2006.  McMoRan’s fourth-quarter comparable average realizations for gas were $7.27 per thousand cubic feet (Mcf) in 2007 and $7.20 per Mcf in 2006; for oil and condensate McMoRan received an average of $88.77 per barrel in fourth-quarter 2007 compared to $54.46 per barrel in fourth-quarter 2006.

RESERVES

Independent reservoir engineers’ estimates of McMoRan’s proved oil and gas reserves as of December 31, 2007, including reserves acquired in the Newfield acquisition, were 363.9 Bcfe, compared with 75.8 Bcfe at December 31, 2006.  Independent reservoir engineers' estimates of the present value of future net cash flows before income taxes from the production and sale of McMoRan's estimated proved reserves, determined using a ten percent discount rate and market pricing at the end of 2007 of $96.00 per barrel of oil and $6.80 per MMbtu of natural gas, was $1.8 billion at December 31, 2007.  This present value calculation does not incorporate the impact of McMoRan’s current oil and gas derivative contract positions that will settle in future periods.  Below is a roll forward of proved reserves:

Bcfe

Proved Reserves at 12/31/06	75.8

Acquired Newfield Properties(a)	312.8
2007 Production	(55.5)
Additions/Revisions	30.8
Proved Reserves at 12/31/07(b)	363.9

(a)	Acquired reserves at mid-year 2007 of 321.3 Bcfe less production of 8.5 Bcfe from the July 1, 2007 effective date to the August 6, 2007 closing date.
(b)	Estimated proved reserves at mid-year 2007 were 408.8 Bcfe. The roll forward to year-end 2007 included production of 44.2 Bcfe offset by additions/revisions of 7.9 Bcfe.

EQUITY AND DEBT FINANCINGS

As previously reported, on November 7, 2007, McMoRan completed $468 million in equity financings through the sale of 16.9 million shares of common stock at $12.40 per share and 2.59 million shares of 6¾% mandatory convertible preferred stock at $100.00 per share.  Additionally, on November 14, 2007, McMoRan sold $300 million of 11.875% senior notes due 2014.  McMoRan used the proceeds from these offerings together with borrowings under its revolving bank credit facility to fully repay the $800 million bridge loan facility used to partially fund the Newfield property acquisition.

In December 2007, McMoRan issued 1.74 million common shares and received $9.1 million in cash pursuant to the terms of warrants issued in 2002.  The warrants had an exercise price of $5.25 per share and had an expiration date of December 2007.  At December 31, 2007, McMoRan had approximately 53.3 million shares of common stock outstanding and approximately 85.5 million to 89 million shares assuming conversion of McMoRan’s newly issued mandatory convertible preferred stock, outstanding convertible notes and warrants.

CASH AND CAPITAL EXPENDITURES

On December 31, 2007, McMoRan had unrestricted cash and cash equivalents of $4.8 million and $274 million in borrowings under its revolving bank credit facility.  Availability under McMoRan’s $640 million revolving bank credit facility was $266 million, after taking into account borrowings and $100 million in letters of credit for abandonment obligations associated with the acquired properties.

Capital expenditures totaled $44.0 million for the fourth quarter of 2007 and $153.2 million for the twelve-months ended December 31, 2007.  Capital expenditures were lower than previous estimates of $190 million because of the timing of certain costs incurred in 2007 being funded in 2008.

Capital expenditures for 2008 are expected to approximate $225 million, including 2007 carryover costs of approximately $40 million, $95 million in development costs and $90 million in exploration associated with Flatrock and other opportunities.  Capital spending may change as additional opportunities become available.

MAIN PASS ENERGY HUB™UPDATE

McMoRan is continuing discussions with potential energy suppliers to develop commercial arrangements for the facilities.  As previously reported, MARAD approved McMoRan’s license application for its MPEH™ project in January 2007.

The project’s location near large and liquid U.S. gas markets and the significant potential of the onsite cavern storage provide attractive commercial opportunities for LNG suppliers, natural gas consumers and marketers.  The MPEH™ facility, as approved, is expected to be capable of storing 28 Bcf of gas in underground storage caverns, producing natural gas liquids and regasifying LNG at a peak rate of 1.6 Bcf per day.

Prior to commencing construction of the facility, McMoRan expects to enter into commercial arrangements that would enable McMoRan to finance the construction costs of the project.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  McMoRan is also pursuing plans for the development of the MPEH™ which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas.  Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.
            -----------------------------------------------------

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries; oil and gas exploration, development and production activities; anticipated and potential production and flow rates; anticipated revenues; the economic potential of properties; estimated exploration costs; the Newfield acquisition; the potential Main Pass Energy HubTMProject, and the estimated capital costs for developing the project.  Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise these statements more frequently than quarterly.  Important factors that might cause future results to differ from these forward-looking statements include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; the ability to issue long-term notes and equity and/or equity-linked securities to repay the bridge loan facility; and the ability to obtain commercial arrangements and significant project financing for the potential Main Pass Energy HubTM project.  Such factors and others are more fully described in more detail in McMoRan’s 2006 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

A copy of this release is available on our web site at www.mcmoran.com.  A conference call with securities analysts about the fourth-quarter 2007 results is scheduled for today at 10:00 AM Eastern Time.  The conference call will be broadcast on the Internet.  Interested parties may listen to the conference call live by accessing the call on “www.mcmoran.com”.   A replay of the call will be available through Friday, February 15, 2008.

#     #     #

McMoRan EXPLORATION CO.
STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2007[a]		2006	2007[a]	2006
	(In Thousands, Except Per Share Amounts)
Revenues:
Oil and gas	$247,869		$53,190	$475,250	$196,717
Service	3,001		3,057	5,917	13,021
Total revenues	250,870		56,247	481,167	209,738
Costs and expenses:
Production and delivery costs	49,584		14,133	122,127	53,134
Depreciation and amortization	128,428		60,420	256,007	104,724
Exploration expenses	6,791		16,961	58,954	67,737
General and administrative expenses	10,169		4,103	27,973	20,727
Loss on oil and gas derivative contracts [b]	15,874		-	5,181	-
Start-up costs for Main Pass Energy Hub™	1,952		2,803	9,754	10,714
Exploration expense reimbursement	-		(10,979)	-	(10,979)
Insurance recovery & other	(2,338)		(896)	(2,338)	(3,752)
Total costs and expenses	210,460		86,545	477,658	242,305
Operating income (loss)	40,410		(30,298)	3,509	(32,567)
Interest expense	(32,070)[c]		(3,363)	(66,366)	(10,203)
Other income (expense), net	170		369	(704)	(1,946)
Income (loss) from continuing operations before income taxes	8,510		(33,292)	(63,561)	(44,716)
Provision for income taxes	-		-	-	-
Income (loss) from continuing operations	8,510		(33,292)	(63,561)	(44,716)
Income (loss) from discontinued operations	3,777	[d]	2,814 [d]	3,827	(2,938)
Net income (loss)	12,287		(30,478)	(59,734)	(47,654)
Preferred dividends and amortization of convertible
preferred stock issuance costs	(2,620)		(404)	(4,172)	(1,615)
Net income (loss) applicable to common stock	$9,667		$(30,882)	$(63,906)	$(49,269)
Basic net income (loss) per share of common stock:
Continuing operations	$0.13		$(1.19)	$(1.97)	$(1.66)
Discontinued operations	0.08		0.10	0.11	(0.10)
Net income (loss) per share of common stock	$0.21		$(1.09)	$(1.86)	$(1.76)
Diluted net income (loss) per share of common stock:
Continuing operations	$0.14		$(1.19)	$(1.97)	$(1.66)
Discontinued operations	0.06		0.10	0.11	(0.10)
Net income (loss) per share of common stock	$0.20		$(1.09)	$(1.86)	$(1.76)

Basic average common shares outstanding	45,201	[e]	28,307	34,283	27,930
Diluted average common shares outstanding	60,200	[f]	28,307	34,283	27,930

a.	Includes results of properties acquired from Newfield on August 6, 2007. Selected amounts associated with the acquired properties follow (in thousands):

		Period from
	Three Months Ended	August 6, 2007
	December 31, 2007	to December 31, 2007
Revenues	$195,444	$290,850
Production and delivery costs	24,228	36,741
Depreciation, depletion and amortization	111,883	170,011

b.	The loss on the oil and gas derivative contracts represents the mark-to-market adjustment to record the contracts at their period end fair value. The (gain)/loss amounts follow (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Gas puts	$1,263	$-	$1,433	$-
Oil puts	263	-	630	-
Gas swaps	(3,176)	-	(17,665)	-
Oil swaps	17,524	-	20,783	-
Loss on oil and gas derivative contracts	$15,874	$-	$5,181	$-

c.	Amount includes $8.7 million charge to write off remaining unamortized financing costs associated with the Bridge loan facility upon its repayment and termination in November 2007.
d.
Includes $4.6 million reduction in the contractual liability covering certain former retired sulphur employees’ health care claim costs.  Amount in 2006 includes $3.2 million reduction to the liability.

e.	Amount includes effect of 16.9 million shares of common stock sold in November 2007 equity offering and the exercise of stock warrants for 1.74 million shares in mid December 2007.
f.
Assumes the conversion of $259 million of 6 ¾% mandatorily convertible preferred stock into 13.2 million shares of common stock and the conversion of warrants for 1.74 million shares of common stock for the period October 1, 2007 through December 12, 2007.

I

McMoRan EXPLORATION CO.
OPERATING DATA (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007[a]	2006	2007[a]	2006
Sales volumes:
Gas (thousand cubic feet, or Mcf)	19,592,200	4,122,000	38,994,000	14,545,600
Oil (barrels) [b]	1,056,600	364,000	2,380,500	1,379,700
Plant products (equivalent barrels) [c]	192,100	73,000	358,900	178,700
Average realizations:
Gas (per Mcf)	$ 7.27	$ 7.20	$ 7.01	$ 7.05
Oil (per barrel)	88.77	54.46	76.55	60.55

a.
Sales volumes associated with the properties acquired from Newfield totaled 15.8 billion cubic feet (Bcf) of natural gas and approximately 977,300 barrels of oil and condensate for the three months ended December 31, 2007.  For the period from August 6, 2007 to December 31, 2007, the sales volumes associated with the acquired properties totaled 25.5 Bcf of natural gas and approximately 1,476,500 barrels of oil and condensate for the year ended December 31, 2007.

b.
Sales volumes from Main Pass 299 totaled 126,600 barrels in the fourth quarter of 2007 and 558,600 barrels for the year ended December 31, 2007 compared with 180,700 barrels in the fourth quarter of 2006 and 779,400 barrels for the year ended December 31, 2006.  Main Pass 299 produces sour crude oil, which sells at a discount to other crude oils.

c.
Results include approximately $11.6 million and $19.3 million of revenues associated with plant products (ethane, propane, butane, etc.) for the three months and year ended December 31, 2007, respectively.  Plant product revenues for the comparable prior periods totaled $3.5 million and $9.6 million, respectively.

II

McMoRan EXPLORATION  CO.
CONDENSED BALANCE SHEETS (Unaudited)

	December 31,		December 31,
	2007		2006
	(In Thousands)
ASSETS
Cash and cash equivalents	$4,830		$17,830
Restricted investments	3,748		5,930
Accounts receivable	128,690		45,636
Inventories	11,507		25,034
Prepaid expenses	14,331		16,190
Fair value of oil and gas derivative contracts	16,623		-
Current assets from discontinued operations, including restricted cash of
$0.5 million and $0.4 million, respectively	3,029		6,492
Total current assets	182,758		117,112
Property, plant and equipment, net	1,503,359	[a]	282,538
Sulphur business assets	349		362
Restricted investments and cash	3,288		3,288
Fair value of oil and gas derivative contracts	4,317		-
Deferred financing costs	21,217		5,377
Total assets	$1,715,288		$408,677

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable	$79,055		$85,504
Accrued liabilities	87,058		32,844
6% convertible senior notes	100,870		-
Other short term borrowings	10,665		-
Accrued interest and preferred dividends payable	13,055		5,479
Current portion of accrued oil and gas reclamation costs	80,839		2,604
Current portion of accrued sulphur reclamation cost	12,145		12,909
Fair value of oil and gas derivative contracts	14,001		-
Current liabilities from discontinued operations	2,624		3,678
Total current liabilities	400,312		143,018
Senior secured revolving credit facility	274,000		28,750
5¼% convertible senior notes	115,000		115,000
6% convertible senior notes	-		100,870
11.875% senior notes	300,000		-
Accrued oil and gas reclamation costs	213,898		23,272
Accrued sulphur reclamation costs	9,155		10,185
Contractual postretirement obligation	6,216		9,831
Fair value of oil and gas derivative contracts	7,516		-
Other long-term liabilities	16,962		17,151
Mandatorily redeemable convertible preferred stock	-		29,043
Stockholders' equity (deficit)	372,229		(68,443)
Total liabilities and stockholders' equity (deficit)	$1,715,288		$408,677

a.	Includes a total of $67.8 million of exploratory drilling and related costs associated with three unevaluated wells at December 31, 2007.

III

McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended
	December 31,
	2007	2006
	(In Thousands)
Cash flow from operating activities:
Net loss	$(59,734)	$(47,654)
Adjustments to reconcile net loss to net cash provided by operating activities:
(Income) loss from discontinued operations	(3,827)	2,938
Depreciation and amortization	256,007	104,724
Exploration drilling and related expenditures	22,832	45,591
Compensation expense associated with stock-based awards	13,107	15,822
Loss on induced conversion of convertible senior notes	-	4,301
Amortization of deferred financing costs	14,713	1,891
Loss on oil and gas derivative contracts	5,181	-
Reclamation and mine shutdown expenditures	(10,622)	(670)
Purchase of oil and gas derivative contracts and other	(4,335)	997
(Increase) decrease in restricted cash	(3,748)	278
(Increase) decrease in working capital:
Accounts receivable	(63,760)	(4,523)
Accounts payable, accrued liabilities and other	27,195	7,743
Inventories and prepaid expenses	26,053	(31,895)
Net cash provided by continuing operations	219,062	99,543
Net cash used in discontinued operations	(11,424)	(4,352)
Net cash provided by operating activities	207,638	95,191

Cash flow from investing activities:
Exploration, development and other capital expenditures	(153,210)	(252,369)
Acquisition of Newfield properties, net	(1,047,936)	-
Property insurance reimbursement	-	3,947
Proceeds from restricted investments	6,056	16,505
Increase in restricted investments	(126)	(229)
Proceeds from sale of property, plant and equipment	-	1,071
Net cash used in continuing operations	(1,195,216)	(231,075)
Net cash activity from discontinued operations	-	-
Net cash used in investing activities	(1,195,216)	(231,075)

Cash flow from financing activities:
Net borrowings under revolving credit facility	245,250	28,750
Proceeds from sale of 11.875% senior notes	300,000	-
Net proceeds from sale of 6.75% mandatory convertible preferred stock	250,385	-
Net proceeds from sale of common stock	200,189	-
Proceeds from bridge loan facility	800,000	-
Repayment of bridge loan facility	(800,000)	-
Financing costs	(30,553)	(531)
Dividends paid on convertible preferred stock	(1,121)	(1,494)
Proceeds from exercise of stock options, warrants and other	10,428	389
Payments for induced conversion of convertible senior notes	-	(4,301)
Net cash provided by continuing operations	974,578	22,813
Net cash activity from discontinued operations	-	-
Net cash provided by financing activities	974,578	22,813
Net decrease in cash and cash equivalents	(13,000)	(113,071)
Unrestricted cash and cash equivalents at beginning of year	17,830	130,901
Unrestricted cash and cash equivalents at end of period	$4,830	$17,830

IV